Exhibit 99(a)(2)
                             ARTICLES SUPPLEMENTARY

     THE LIPPER FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland at 32 South Street, Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The aggregate number of shares of capital stock that the Corporation has authority to issue is increased by four billion (4,000,000,000) shares of capital stock, $.001 par value per share, with an aggregate par value of four million dollars ($4,000,000), and three billion three hundred thirty-three million three hundred thirty-three thousand three hundred thirty-three (3,333,333,333) shares of such newly authorized shares of capital stock are hereby classified as shares of a new series of the Corporation named "Lipper Merger Fund" (the "Series") having three classes of shares, which shall be designated "Premier Shares", "Retail Shares" and "Group Retirement Plan Shares", each consisting of the lesser of (a) one billion one hundred eleven million one hundred eleven thousand one hundred eleven (1,111,111,111) shares, or (b) the number of shares that could be issued by issuing all of the shares of the Series currently or hereafter classified less the total number of shares of all other classes of the Series then issued and outstanding. The remaining six hundred sixty-six million six hundred sixty-six thousand six hundred sixty-seven (666,666,667) shares of such newly authorized shares of capital stock shall remain unclassified until such shares are hereafter classified in accordance with Maryland General Corporation Law.

     SECOND: The Fund and the Premier Shares, Retail Shares and Group Retirement Plan Shares of the Fund have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation's Charter and shall be subject to all provisions of the Corporation's Charter relating to stock of the Corporation generally.

     THIRD: Immediately before the increase in the aggregate number of shares of capital stock as set forth in Article FIRST hereof, (a) the Corporation was authorized to issue ten billion (10,000,000,000) shares of capital stock, par value $0.001 per share, with an aggregate par value of ten million dollars ($10,000,000), of which three billion three hundred thirty-three million three hundred thirty-three thousand three hundred thirty-three (3,333,333,333) shares were classified as Lipper High Income Bond Fund, three billion three hundred thirty-three million three hundred thirty-three thousand three hundred thirty-three (3,333,333,333) shares were classified as Lipper U.S. Equity

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Fund, and three billion three hundred thirty-three million three hundred thirty-three thousand three hundred thirty-four (3,333,333,334) shares were classified as Lipper Prime Europe Equity Fund; and (b) each of the Lipper High Income Bond Fund, the Lipper U.S. Equity Fund and the Lipper Prime Europe Equity Fund consisted of three classes of shares designated "Premier Shares", "Retail Shares", and "Group Retirement Plan Shares", each consisting of the lesser of
(i) (A) one billion one hundred eleven million one hundred eleven thousand one hundred eleven (1,111,111,111) shares, in the case of the shares of each class of the Lipper High Income Bond Fund and the Lipper U.S. Equity Fund and of the Premier Shares and Retail Shares of the Lipper Prime Europe Equity Fund, and (B) one billion one hundred eleven million one hundred eleven thousand one hundred twelve (1,111,111,112) shares, in the case of the Group Retirement Plan Shares of the Lipper Prime Europe Equity Fund, or (ii) the number of shares that could be issued by issuing all of the shares of that series less the total number of shares of all other classes of such series then issued and outstanding.

     FOURTH: As hereby increased and classified, (a) the total number of shares of stock which the Corporation has authority to issue is fourteen billion (14,000,000,000) shares, par value $0.001 per share, with an aggregate par value of fourteen million dollars ($14,000,000), of which three billion three hundred thirty-three million three hundred thirty-three thousand three hundred thirty-three (3,333,333,333) shares are classified as Lipper High Income Bond Fund, three billion three hundred thirty-three million three hundred thirty-three thousand three hundred thirty-three (3,333,333,333) shares are classified as Lipper U.S. Equity Fund, three billion three hundred thirty-three million three hundred thirty-three thousand three hundred thirty-four (3,333,333,334) shares are classified as Lipper Prime Europe Equity Fund, and three billion three hundred thirty-three million three hundred thirty-three thousand three hundred thirty-three (3,333,333,333) shares are classified as Lipper Merger Fund; (b) each of the Lipper High Income Bond Fund, the Lipper U.S. Equity Fund, the Lipper Prime Europe Equity Fund and the Lipper Merger Fund consist of three classes of shares designated "Premier Shares", "Retail Shares", and "Group Retirement Plan Shares", each consisting of the lesser of (i) (A) one billion one hundred eleven million one hundred eleven thousand one hundred eleven (1,111,111,111) shares, in the case of the shares of each class of the Lipper High Income Bond Fund, the Lipper U.S. Equity Fund and the Lipper Merger Fund and of the Premier Shares and Retail Shares of the Lipper Prime Europe Equity Fund, and (B) one billion one hundred eleven million one hundred eleven thousand one hundred twelve (1,111,111,112) shares, in the case of the Group Retirement Plan Shares of the Lipper Prime Europe Equity Fund, or (ii) the number of shares that could be issued by issuing all of the shares of that series less the total number of shares of all other classes of such series then issued and outstanding; and (c) six hundred sixty-six million six hundred sixty-six thousand six hundred sixty-seven (666,666,667) shares are unclassified.

     FIFTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

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     SIXTH: The Board of Directors of the Corporation increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation's Charter.

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

     The undersigned [Vice] President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts with respect to authorization and approval set forth in these Articles are true in all material respects and that this statement is made under penalties of perjury.

     IN WITNESS WHEREOF, The Lipper Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its [Vice] President and witnessed by its [Assistant] Secretary on June __, 2001.

                                   THE LIPPER FUNDS, INC.


                                   By:
                                          [Name]
                                          [Vice] President

Witness:


----------------------------
[Name]
[Assistant] Secretary


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